Exhibit 99.3

Investor Presentation September 2018 (Revised)

1 Disclaimer This Investor Presentation is for informational purposes only and does not constitute an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase any equity, debt or other financial instruments of Reebonz Ltd . (“Reebonz” or the “Company”) or Draper Oakwood Technology Acquisition, Inc . (“DOTA”) or any of Reebonz’s or DOTA’s affiliates’ securities (as such term is defined under the U . S . Federal Securities Laws) . This Investor Presentation has been prepared to assist interested parties in making their own evaluation with respect to the proposed business combination of Reebonz and DOTA and for no other purpose . The information contained herein does not purport to be all - inclusive . The data contained herein is derived from various internal and external sources . Please refer to the business combination agreement, following its execution, for the full terms of the transaction . No representation is made as to the reasonableness of the assumptions made herein or the accuracy or completeness of any projections, modelling or back - testing or any other information contained herein . Any data on past performance, modeling or back - testing contained herein is no indication as to future performance . Reebonz and DOTA assume no obligation to update the information in this Investor Presentation except as required by law . Investors should note that Reebonz presents its financial statements in accordance with International Financial Reporting Standards (“IFRS”), while DOTA presents its financial statements in accordance with generally accepted accounting principles in the United States (US - GAAP) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) . This Investor Presentation contains certain non - GAAP financial information and forward - looking information which will not be included in future public filings or investor guidance . The inclusion of financial information or metrics in this presentation should not be construed as a commitment by Reebonz or DOTA to provide guidance on such information in the future . These slides include financial information and estimates based on Reebonz’s financial results . The projections set forth in these slides are subject to change . Use of Projections This Investor Presentation and the proxy statement referred to below contain financial forecasts with respect to Reebonz’s estimated revenues, Adjusted EBITDA, gross merchandise value (GMV) and other financial measures of Reebonz . Neither DOTA’s independent auditors nor the independent auditors of Reebonz have audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this Investor Presentation and, accordingly, neither of them has expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this Investor Presentation . These projections should not be relied upon as being necessarily indicative of future results . In this Investor Presentation certain of the above - mentioned projected financial information has been repeated (in each case, with an indication that the information is an estimate and is subject to the qualifications presented herein), for purposes of providing comparisons with historical data . The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information . Accordingly, there can be no assurance that the prospective results are indicative of the future performance of DOTA or Reebonz or that actual results will not differ materially from those presented in the prospective financial information . Inclusion of the prospective financial information in this Investor Presentation should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved . Forward Looking Statements Certain statements made in this Investor Presentation are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 . When used in this Investor Presentation, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” “poised,” “opportunities” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward - looking statements . These forward - looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside DOTA’s or Reebonz’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward - looking statements . Important factors, among others, that may affect actual results or outcomes include : the inability for any reason to close the transactions contemplated by the business combination agreement ; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by DOTA’s stockholders ; the ability to meet NASDAQ’s listing standards following the consummation of the transactions contemplated by the proposed business combination agreement ; costs related to the proposed business combination ; Reebonz’s ability to maintain and/or manage its growth ; Reebonz’s ability to execute its sourcing and marketing plans and the timing and costs of these plans ; Reebonz’s estimates of the size of the markets for the products it markets and sells ; the rate and degree of market acceptance of the products Reebonz markets and sells, including ; the success of other competing sources for consumers to purchase luxury goods that exist or may become available ; Reebonz’s ability to expand its distribution network ; the demand for the products Reebonz markets and sells ; rising costs or pricing pressures adversely affecting Reebonz’s profitability, including sales and marketing expenses ; expectations regarding capacity constraints ; potential litigation involving DOTA or Reebonz ; the validity or enforceability of Reebonz’s intellectual property and Reebonz’s compliance with the intellectual property rights of third parties ; general economic and market conditions impacting demand for the products Reebonz markets and sells ; the possibility that Reebonz may be adversely affected by other economic, business and/or competitive factors ; and other risks and uncertainties indicated from time to time in the definitive proxy statement/prospectus to be delivered to DOTA’s stockholders, including those set forth under “Risk Factors” therein, and other documents filed or to be filed with the SEC by DOTA . Neither DOTA nor Reebonz undertakes any obligation to update or revise any forward - looking statements, whether as a result of new information, future events or otherwise, except as required by law . Industry and Market Data In this Investor Presentation, Reebonz relies on and refers to information and statistics regarding market shares in the sectors in which it competes and other industry data . Reebonz obtained this information and statistics from third - party sources, including reports by market research firms, such as Frost & Sullivan, Inc . Reebonz has not verified the accuracy of data obtained from third - party sources, and Reebonz makes no representation as to the accuracy of such information . Use of Non - GAAP Financial Measures This Investor Presentation includes non - GAAP financial measures, including Adjusted EBITDA . In this Investor Presentation, we define Adjusted EBITDA as net loss excluding the age and book depreciation or amortization of property and equipment, leasehold land and intangible assets (affecting relative depreciation and amortization expenses), variations in capital structures (affecting interest income and interest expenses), tax positions (affecting income tax expenses) (such as the impact on periods or companies of changes in effective tax rates), share based compensation expenses, allowances for doubtful debt, changes in foreign exchange rates that impact financial assets and liabilities denominated in currencies other than our functional currency (affecting foreign exchange gains/(losses), net), changes in the fair value of convertible preference shares, and write offs of property and equipment, other assets, intangible assets and an advance relating to a one off convertible loan, as these changes are non cash, and in each case, we do not believe these exclusions to be reflective of the underlying performance of our business . Adjusted EBITDA do not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP . Adjusted EBITDA Margin means Adjusted EBITDA divided by revenue . We have presented these non - GAAP measures in this Investor Presentation because we consider them key measures, because Reebonz believes that these measures are frequently used by analysts, investors and other interested parties in the evaluation of companies . Other companies may calculate these non - GAAP measures differently than Reebonz does . These non - GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of Reebonz’s results as reported under IFRS . A reconciliation of these non - GAAP measures can be found in this presentation, which is an exhibit to DOTA’s Form 8 - K furnished with the SEC and can be found on the SEC’s website at www . sec . gov . Additional Information about the Transaction and Where to Find It In connection with the proposed business combination and related transactions, DOTA Holdings Limited, a newly formed Cayman Islands company will file a registration statement and amendments thereto with the SEC, and DOTA will file preliminary and definitive proxy statements with the SEC and will mail a definitive proxy statement/prospectus and other relevant documents to its stockholders . Investors and security holders of DOTA are advised to read, when available, the registration statement and the preliminary proxy statement/prospectus, and amendments thereto, and the definitive proxy statement in connection with DOTA’s solicitation of proxies for its stockholders’ meeting to be held to approve the proposed business combination because the proxy statements/prospectuses will contain important information about the proposed business combination and related transactions and the parties to such arrangements . The definitive proxy statement/prospectus will be mailed to stockholders of DOTA as of a record date to be established for voting on the proposed business combination and related transactions . Stockholders will also be able to obtain copies of the proxy statement/prospectus, without charge, once available, at the SEC’s website at www . sec . gov . Participants in the Solicitation DOTA, Reebonz, and their respective directors, officers and other members of their management and employees, may, under SEC rules, be deemed to be participants in the solicitation of proxies of DOTA stockholders in connection with the proposed business combination and related transactions . Information concerning the interests of DOTA’s and Reebonz’s participants in the solicitation, which may, in some cases, be different than those of DOTA’s and Reebonz’s equity holders generally, will be available in the proxy statement/prospectus relating to the proposed business combination to be filed by DOTA and DOTA Holdings Limited with the SEC .

Parties to the Business Combination

REEBONZ
YOUR WORLD OF LUXURY

DRAPER OAKWOOD

- Founded in 2009 and headquartered in Singapore, Reebonz Limited ("Reebonz" or the "Company") is a leading online luxury marketplace platform in Southeast Asia
- ~582k SKUs across 1,000+ brands within its leading, integrated platform across Southeast Asia
- Company's reach is in more than 20 countries with local presence in 10 countries
- In 2017, generated ~S$347m of GMV[(1)] and ~S$150m of net revenue

Reebonz HQ


REEBONZ

- Draper Oakwood Technology Acquisition, Inc. ("DOTA" or "Draper Oakwood") is a blank check company formed to acquire a venture-backed technology company with an enterprise value greater than $200m
- DOTA completed its $57.5m IPO in September 2017
- Tim Draper, a Senior Advisor to DOTA, has been one of the most prominent venture capital investors in the world for over 30 years
- DOTA is a member of the Draper Venture Network, a global alliance of 11 independent venture capital funds across four continents that collaborate on opportunities and value creation for their investments

Draper Venture Network


DRAPER VENTURE NETWORK
A TRULY GLOBAL NETWORK

(1) "GMV" for a specified period represents gross merchandise value and is an operating metric, which is the total value of online orders placed and offline merchandise sold through Reebonz's B2C Merchandise Business or its Marketplace Business that are generally initiated through Reebonz's platform.

REEBONZ
YOUR WORLD OF LUXURY
2

3 Executive Leadership Reebonz Samuel Lim Co - Founder, CEO  Founded eFusion Pte Ltd (Fusion Mobile), a mobile content provider in the region in 2000 − Exited to a Malaysian listed firm in 2006  Also f ounded eFusion Solutions Pte Ltd, a direct sales platform for the banking and finance industry in 2004 and unsecured lending platform − Exited to a Singapore listed group in 2011 Nupur Sadiwala CFO  More than 12 years in professional advisory services, including role as Head of Corporate Development at Reebonz Draper Oakwood Rod Perry Executive Chairman  Over 30 years of investment management experience  Held numerous positions at 3i Group plc, including Global Head of Venture Capital  Has also held a number of non - executive director positions on various publicly traded corporates and private equity firms Aamer Sarfraz CEO, CFO and Director  Founder and CEO of the Draper Oakwood Companies established in 2015  Founder of several businesses, including Better Grain and Indus Basin Holdings  Also served as Managing Director of The Electrum Group and other previous private equity experience at 3i Group plc and Ithmar Capital Partners Ali Erfan Vice Chairman and Director  Worked in venture capital and private equity for 17 years  Previously a senior partner at 3i Group plc and led expansion into the Middle East and China as well as into clean tech and alternative energy  Since 2007, served as a director at The Electrum Group

4 Reebonz Overview 5 The Market Opportunity 11 Key Differentiators 16 Recent Results and Growth Overview 24 Transaction Overview 32 Page

5 Reebonz Overview

Trusted Brand for Buying and Selling Luxury Products

Built a leading position in Asia Pacific and beyond through an integrated business model, innovative technology-driven platform and intense focus on quality and authenticity



Others
U.S.A
U.A.E
Japan
China
South Korea
Taiwan
Hong Kong
N. Asia Revenue Contribution: 46%
Thailand
Malaysia
Singapore
Indonesia
Core focus in Southeast Asia
Revenue Contribution: 33%
Headquarters and centralized warehouse
Australia
Countries of delivery
Main localized websites

Select 2017 Metrics[1]

~S$347m GMV	**~S$150m** Revenue
>5.5m Registered Members[2]	**45%** Market Share[5]
>55% Mobile Revenue[3]	**S$933** Average Order Value[6]
3.9x – 5.9x LTV / CAC[4]	**~S$1,526** Average GMV Per User[7]
>1,000 Brands	**~582k** SKUs

(1) 2017 metrics with the exception of market share figure percentages, as noted below.
(2) "Registered members" means the number of Reebonz accounts that have been registered as of the end of a period.
(3) 55.1% of Reebonz's online revenue was generated from its mobile channels in 2017.
(4) Internally generated cohort analyses of 2012-2016 and 2013-2017. LTV / CAC defined as Life Time Value / Customer Acquisition Cost. Refer to page 28.
(5) 45% market share in the online luxury retail sector in Southeast Asia, based on 2014 GMV, according to Frost & Sullivan as of 2014.
(6) "Average order value" or "AOV" represents online transacted GMV for the period divided by the number of online orders from buyers during the period (Reebonz currently does not track the number of offline orders), regardless of the order being returned or canceled or discounts and credits being applied.
(7) "Average GMV per user" represents online transacted GMV for the period divided by the number of total buyers who purchased online during the period (Reebonz currently does not track offline orders from buyers using their unique customer identification number), regardless of the order being returned or canceled or discounts and credits being applied.

REEBONZ
YOUR WORLD OF LUXURY
6

7 Our Vision: Making Luxury Accessible We make luxury accessible across various product offerings and premium services, driving a personalized and differentiated consumer experience unlike anything else in the market BUY • B2C Merchandise • B2C Merchant’s Marketplace SELL • Closets (C2C Marketplace) • White Glove (C2C Consignment) • Sell Back (Soft launch in Q2 2017) LUXURY FINANCING • Installment Payment Plan • Luxury Asset Based Financing • In - house Financing Scheme RENT • Soft Launch in Korea in Q1 2017 • Monthly Membership LUXURY AS A SERVICE  REEBONZ CARE: Repair, Restore, Warranty Services AUTHENTICATION & CERTIFICATION DATA: Valuation/Pricing Tools PERSONALIZATION: Relationship Manager/Private Viewing SUPPORTING SUPPORTING $

Reebonz has Built a Complete Luxury Ecosystem

The Reebonz Luxury Ecosystem incentivizes buyers to become sellers and sellers to become buyers, deepening the consumer connection and enhancing our supply of luxury goods



Buyers enter the Reebonz Ecosystem
B2C
B2C Merchandise Business
Luxury offerings including handbags, leather goods, shoes, timepieces and jewelry
Inventory of new and pre-owned luxury goods
Merchant's Marketplace
B2C Marketplace
Luxury offerings including handbags, leather goods, shoes, timepieces and jewelry and apparel
New Luxury Goods
Pre-owned Luxury Goods
SELLERS BECOME BUYERS
BUYERS BECOME SELLERS
White Glove
C2C Consignment
Reebonz accepts pre-owned luxury goods on consignment from individual members
End-to-end premium service
Reebonz Closets
C2C Marketplace
C2C marketplace for individual members to sell pre-owned luxury goods directly to other members in the same country
Social commerce: pre-owned luxury goods bought and sold directly through mobile app
C2C Individual Seller's Marketplace
Sellers enter the Reebonz Ecosystem

REEBONZ
YOUR WORLD OF LUXURY

8

9 Innovative Technologies Power Sustainable Differentiation Technology is core to our strategy and will enable us to scale rapidly, further build out a differentiated model and deliver a superior margin profile over the long - term Mobile First, Social Driven – Enhances omni - channel – Social experience expands reach and improves engagement – Engages when people need and want to Robust Data – Predictive analytics enable dynamic pricing – Drives profitability – Deep personalization powers innovations like sell back guarantee Blockchain Technology – Cryptographically signed authenticity – Core of the vision for a decentralized pre - owned marketplace – Creating a public blockchain for the authentication of luxury goods Tech - Driven Platform – Enables cross - border e - commerce – Omni - stock programs – Multi - pricing and landed cost

10 Reebonz – Key Investment Highlights 2 Tremendous market opportunity with favorable long term fundamentals 1 Southeast Asia’s leading luxury ecosystem with powerful network effects 6 Experienced management team ready to take Reebonz to the next level 3 Trusted brand for buying and selling luxury goods in Southeast Asia, with strong first mover advantage and a defensible competitive moat 7 5 Innovative platform underpinned by next - generation technologies, robust data analytics and deep localization Demonstrated historical growth with strong unit economics and high predictability (1) Seamless and convenient customer experience that drives member acquisition and repeat business 4 (1) Refer to page 26 for historical and estimated future financial results.

11 The Market Opportunity

12 Creating New Demand and Bringing Accessible Luxury to Asia We are capitalizing on a growing appetite for luxury goods from a range of demographics across Asia Pacific that historically did not have a platform to discover higher end products High end collectible and coveted luxury Authenticated, trusted pre - owned luxury New, in - season and off - price luxury High lifetime value of customers Luxury consumer classes

13 Addressing a Large and Growing Market for Luxury Goods ~4% - 5% CAGR 2017 – 2020E (1) 5% growth 2016 - 2017 (1) ~9% Online Penetration in 2017 (1) 25% by 2025 (1) ~85% Growth Driven by Millennials and Gen Z (1) Strong resale market allows Luxury to live forever US$300+ (1) Billion Global Personal Luxury Goods Market ~US$39 (2) Billion Core Asia Pacific (3) Personal Luxury Goods Market ~8 % CAGR 2015 – 2019E (2) 9% growth 2016 - 2017 (1)(4) Note: CAGR is defined as cumulative average growth rate. (1) Reflects market data from Bain & Company Luxury Goods Worldwide Study, Fall - Winter 2017. US$300+ billion global luxury goods market data is the estimated total for 2017 per Bain & Company. (2) Reflects market data from Frost & Sullivan as of 2014. ~US$38.7 billion core Asia Pacific personal luxury goods market is the 2019E data per Frost & Sullivan. (3) Core Asia Pacific markets include Singapore, Malaysia, Indonesia, Thailand, Philippines, Vietnam, South Korea, Taiwan, Hon g Kong, Australia and New Zealand. (4) Reflects Asia excluding Japan. ~27% Increase in Online Demand for l uxury goods in Core Asia Pacific (2015 - 2019E) (2) Rising middle and upper class with disposable income ~5% Online Penetration In 2017 (2) 7% by 2019 (2)

Tremendous Market Opportunity for Pre-Owned Luxury Goods

The pre-owned category presents a tremendous opportunity to capitalize on the recent build-up of luxury goods, as the velocity of turnover for those recently purchased goods increases over time

Potential size of Core Asia Pacific(1) pre-owned luxury goods market in 2019E

(US$ in billons)



'14A – 19E
CAGR = ~12%
$31
$135
Luxury goods cumulatively sold (from 2015E to 2019E)
Potential pre-owned market (2019E)

- Addressing dynamics that have historically challenged the pre-owned segments:
  - Fragmented market
  - Poor customer experience
  - Lack of trust among buyers
  - Aggregators, not specialists
  - Lack of fair valuation
  - Limited authentication ability
  - Luxury goods not viewed as assets with value to be unlocked

- With the development of advanced e-commerce platforms that facilitate the purchase and sale of pre-owned luxury goods online, Frost & Sullivan forecasted that the percentage of luxury goods offered for re-sale could potentially increase to 19% by 2019E

Source: Frost & Sullivan as of 2014.
(1) Core Asia Pacific markets include Singapore, Malaysia, Indonesia, Thailand, Philippines, Vietnam, South Korea, Taiwan, Hong Kong, Australia and New Zealand.

REEBONZ
YOUR WORLD OF LUXURY
14

Uniquely Positioned in the Online Luxury Retail Segment

End-to-end luxury platform that is highly differentiated from luxury and e-commerce players across the globe and would be difficult to replicate

	Core SEA & Asia Pac. Focus	Luxury Focus	Buying	Selling[1]	New	Pre-Owned (+ Authentication Capabilities)
REEBONZ	✓	✓	✓	✓	✓	✓+
Specialist Online Luxury Retailers – Limited Ecosystem Strategy & Overlap in our Geographies						
FARFETCH		✓	✓		✓	✓
YOOX NET-A-PORTER GROUP		✓	✓		✓	
Online General Retailers & Marketplaces – Domestically Focused						
ebay			✓	✓	✓	✓
amazon.com			✓		✓	
Alibaba.com			✓		✓	
JD.COM 京东			✓			
Pre-owned Marketplaces – Lack of Scale in Southeast Asia & Core Asia Pacific Markets						
THREDUP			✓	✓		✓
The RealReal		✓	✓	✓		✓+
POSHMARK			✓	✓		✓

(1) Selling indicated for both businesses and consumers.

REEBONZ
YOUR WORLD OF LUXURY
15

16 Key Differentiators

17 Our Key Differentiators Our mission is to create the easiest and most trusted platform for buying and selling luxury goods TECHNOLOGY / DATA / PERSONALIZATION AUTHENTICATION & VALUATION Cross - border Omni - channel e - Commerce Capabilities Buyers and Sellers in One Ecosystem Widest Range of Luxury Authentication & Valuation 1 1 Localization in Buying & Selling Technology / Data / Personalization 1 2 3 4 5 6

1 Virtuous Cycle with Strong Network Effects

Robust network effects as buyers are incented to become sellers, driving supply and brands, ultimately driving demand from more buyers

- ~582k+ luxury SKUs(1)
- Focus on the quality of product offerings, not quantity
- Robust screening process including trusted authentication for pre-owned products
- New and pre-owned
- >1,000 brands(1)



LUXURY SUPPLY / BRANDS
BUYERS
REEBONZ CREDITS
SELLERS
REEBONZ
YOUR WORLD OF LUXURY

- Buyers ranging from young adults, middle class to the affluent
- >5.5m registered members with ~442k paying customers(4) (AOV of S$933)(5)
- Stable metrics with LTV / CAC range of approximately 3.9x to 5.9x(6)

- ~42k unique sellers(2)
- Buyers become sellers, with ~38% of sellers(3) were previously buyers on the platform
- Benefits from more buyers and customer engagement

- Credits for (i) members to sell products and (ii) each purchase for loyalty rewards
- Increases engagement, stickiness, and repeat behavior
- ~S$1 of selling credit creates ~S$3 of net GMV(7)
- ~S$1 of loyalty credit creates ~S$14.5 of net GMV(7)

(1) In 2017 we offered approximately 582 thousand SKUs and greater than 1,000 brands through Reebonz's platform.
(2) From January 1, 2015 to December 31, 2017, Reebonz's C2C Individual Sellers Marketplace had 41,878 unique sellers who had uploaded 310,807 SKUs available for sale.
(3) In Reebonz's C2C Individual Seller's Marketplace, from January 1, 2015 to December 31, 2017, approximately 38% of the sellers on C2C Individual Seller's Marketplace had previously made a purchase through its platform.
(4) Cumulative as of December 31, 2017.
(5) "Average order value" or "AOV" represents online transacted GMV for the period divided by the number of online orders from buyers during the period (Reebonz currently does not track the number of offline orders), regardless of the order being returned or canceled or discounts and credits being applied.
(6) Internally generated cohort analyses of 2012-2016 and 2013-2017. LTV / CAC defined as Life Time Value / Customer Acquisition Cost. Refer to page 28.
(7) Based on internal analysis.

REEBONZ
YOUR WORLD OF LUXURY
18

19 x Increase depth of products, brands, and buyers’ liquidity Number of Sellers Depth and Range of Brands and Products B2C Merchandise B2C Merchant’s Marketplace C2C Individual Seller’s Marketplace Increasing range of brands and products 2014A 2017A 51k SKUs ~582k SKUs 340 brands 1,000+ brands 4k sellers 42k sellers (1) 128k orders 216k orders x Increase transaction frequency x Increase capture of audience x Increase economies of scale Our Ecosystem strategy has rapidly transformed the Reebonz platform and increased our network of brands, sellers, orders and products 80% - 90% of SKUs “ Longtail ” products 10% - 20% Of SKUs “Head” products Building a Long Tail of Luxury Products 2 (1) From January 1, 2015 to December 31, 2017, Reebonz’s C2C Individual Sellers Marketplace had 41,878 unique sellers who had uploaded 310,807 SKUs available for sale.

3 Unique Expertise & Technology in Authentication of Pre-Owned Products

We use a combination of highly experienced ateliers and innovative technologies to provide sophisticated authentication, engendering strong trust with our ecosystem partners







Reebonz Ateliers Capabilities

Leather Goods | **Jewelry** | **Timepieces**

1. Authentication and Certification
   - Objective assessment: team of ateliers ensure all requirements and fulfilled
   - Subjective assessment: based on workmanship
   - Reebonz Atelier Authenticity Card issued once products are authenticated



2. Grading, Appraisal and Valuation

Leather Goods	Jewelry	Timepieces
• Inspect leather signature elements and unique characteristics • Examine workmanship and quality of materials • Determine quality based on wears, stains, scratches and coloring • Check original packaging	• Previous metal hallmarks • Manufacturer's hallmarks • Consistency to brand's style and model • Gemstone authentication and setting • Any modification or repair	• Original parts with no modification • Check water resistance • Ultra-sonic cleaning of the watch bracelet • Testing the automatic winding mechanism • Accuracy test • Check bracelet and tighten or replace screws • Check pins on strap models

3. Reebonz Care Program & Luxury As a Service

Leather Goods	Jewelry	Timepieces
• Cleaning • Stain guard • Deodorizing • Refinishing • Moisturizing • Color correction	• Ultrasonic cleaning • Buffing and polishing • Electroplating	• Battery replacement • Polishing and refinishing • Water resistance maintenance • 1 Year Warranty

REEBONZ
YOUR WORLD OF LUXURY
20

4 Localized Approach Creates Differentiated Experience

Deep end-to-end localization creates a seamless, comfortable experience for consumers, enabling higher conversions and repeatability

- Consistent branding and message with key aspects fully localized:
  - ✓ Language[1]
  - ✓ Marketing channels
  - ✓ Partnerships
  - ✓ Messaging applications
  - ✓ Sales events and promotions (offline & pop-up strategies)
  - ✓ Authentication capabilities
  - ✓ Collection points
  - ✓ Currency for price display and billing
  - ✓ Pricing (all-in)
  - ✓ Payment gateways
  - ✓ Customer service hotline
  - ✓ Return and refund policies
  - ✓ Fulfillment partners

LOCALIZED LANGUAGE
- South Korea: Korean

TAILORED EVENTS & PROMOTIONS
- Key events
  - Customized events and promotions on the landing page of Reebonz websites

PRICE IN LOCAL CURRENCY[2]
- South Korea: Korean Won (KRW)

LOCAL PAYMENT GATEWAYS
- Local tie ups with banks and payment options for installment plans

LOCALIZED CUSTOMER SERVICE
- South Korea: Korean

South Korea

MAIN PAGE


REEBONZ
Something Special
Special Item,

PRODUCT VIEW



PAYMENT GATEWAY


11월 무이자 할부 안내
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CONTACT US


1577-3683
1:1
TALK

(1) Mobile apps are generally available in English language, except in South Korea where it is in Korean.
(2) Price for the same product varies across different countries; price variance not only results from currency conversion but also reflects supply and demand dynamics as well as taxes and duties.

REEBONZ
YOUR WORLD OF LUXURY
21

5 Omni-Channel Platform Enhances Brand and Expands Reach

Boutiques


Singapore


Australia


Malaysia

Pop-up Events


Adelaide
Adelaide City
Brisbane
Brisbane City
Sunnybank
Garden City
Gold Coast
Gold Coast City
Sydney
Sydney City
Burwood
Chatswood
Hurstville
Ryde
Melbourne
Melbourne City
Glen Waverly
Box Hill

Mobile


REEBONZ



- Mobile applications (>55% of "online" revenue)
- Integrated ERP + CRM system
- Cross-border in complex region of Asia

Enable offline merchants


Offline to online
Offline to online
REEBONZ

- Single view of a customer
- Multiple channels to communicate with customers
  - Localized messaging applications
  - Social Network
- Omni-stock (offline stores + merchant boutiques)

REEBONZ
YOUR WORLD OF LUXURY
22

6 Innovation Through Technology and Data

We are utilizing technology to drive unique aspects of our platform including data-driven predictive analytics, differentiated features and blockchain authentication

Asia Luxury Index



ASIA LUXURY INDEX 2016
ASIA LUXURY INDEX 2017

- Asia Luxury Index is a first-of-its-kind report on the state of the luxury market in Asia
- Aggregation of first and third party data that provides in-depth insights on trends and consumption patterns that drive both buying and selling behavior
- Highlights shifts in the landscape and where the market is headed
- Leveraging Reebonz data, provides insights on new and pre-owned product trends at a granular level

C2C Mobile Social Marketplace



PRICE GUIDE
RECENTLY TRANSACTED

- Closets real time pricing enables users to optimize pricing based on latest market data
- "Mobile first" mindset with social driven buying and selling
- Pricing set by individual sellers utilizing Reebonz proprietary technologies
- Build a community of pre-owned fashion buyers and sellers

Sell Back Guarantee



- Robust data set enables highly informed and predictable pricing, allowing our Sell Back Guarantee
- Unparalleled price discovery and transparency for buyers and sellers
- Pricing optimized based on local dynamics with the aim to maximize profit margins

Blockchain Authentication



- Building a blockchain-driven ecosystem will provide cryptographically signed authenticity for all transactions
- Enables a unique decentralized pre-own marketplace to transact within the public blockchain via smart contracts

REEBONZ
YOUR WORLD OF LUXURY
23

24 Recent Results and Growth Overview

Proven Model with Strong Fundamental Business Drivers

Registered Members[(1)]

(In millions)


CAGR: 18%
2.8
5.5
2013A
2017A

Total Buyers[(2)]

(In thousands)


CAGR: 14%
78
132
2013A
2017A

Total Orders[(3)]

(In thousands)


CAGR: 14%
126
216
2013A
2017A

Average Order Value[(4)]

(In S$)


CAGR: 6%
$737
$933
2013A
2017A

(1) "Registered members" means the number of Reebonz accounts that have been registered as of the end of a period.
(2) "Total buyers" for a specified period means, collectively, the unique buyers, as identified by his or her unique customer identification number in Reebonz's system, who have made online purchases through Reebonz's platform during the specified period (Reebonz currently does not track offline orders from buyers using their unique customer identification number), regardless of the buyer returning or cancelling the order.
(3) "Total orders" for a specified period means total online orders (Reebonz currently does not track the number of offline orders), regardless of the order being returned or cancelled.
(4) "Average order value" or "AOV" represents online transacted GMV for the period divided by the number of online orders from buyers during the period (Reebonz currently does not track the number of offline orders), regardless of the order being returned or canceled or discounts and credits being applied.

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26 $109 $145 $253 $341 $347 $292 $424 $86 $116 $174 $176 $150 $140 $199 20% 25% 30% $0 $100 $200 $300 $400 $500 2013A 2014A 2015A 2016A 2017A 2018E 2019E GMV Net Revenue Gross Margin 21.9% 24.8% 25.6% 27.9% 29.3% 30.6% Returning to Strong Growth and Enhanced Profitability 2013 – 2015: Rapid Growth and Development of the Platform (S$ in m) 2016 – 2018: Capital Constrained Beyond 2018: Return to Strong Growth  Membership base reached 4.5m by Q4 2015  GMV reached S$253m in 2015 ( 52% 2013 – 2015 CAGR)  Net revenue reached S$174m in 2015 ( 42% 2013 – 2015 CAGR)  Launch of Reebonz Closets (Feb 2015) and Merchant’s Marketplace (May 2015)  Brexit Vote caused global e - commerce disruption in 2016  Capital constraints limited our marketing spend and impacted GMV and revenue growth  Despite the decline in revenue, our focus on financial discipline drove strong marketing efficiency and gross margin  Capital infusion in Q4 2018 will allow for increased marketing spend (1)  Reebonz will leverage its market leadership and luxury ecosystem to grow its member base, GMV and Revenue  Continued gross margin expansion Feb 2015 – Reebonz Closet Launch May 2015 – Merchant’s Marketplace Launch (1) Amount of capital infusion will depend on amounts held in the DOTA trust account at closing in addition to other amounts from po tential third parties. No assurances can be made that any capital will be obtained. Gross Margin

Compelling Model with Strong Unit Economics

We achieve a strong positive contribution margin after fulfillment and marketing expenses on each order

(In S$)


194
(87)
107
(37)
70
Gross profit per online order
Fulfillment (excl. ESOP[1]) per online order[2]
Contribution margin (after fulfillment expenses) per online order
Marketing (excl. ESOP) per online order[2]
Contribution margin (after fulfillment & marketing expenses) per online order

Note: Based on 2017 actual results.
(1) ESOP defined as Employee Stock Option Plan.
(2) Fulfillment expense excludes staff cost of S$5.5m in 2017, and excludes rental cost of S$1.1m in 2017. Online marketing expense excludes staff costs of S$2.5m in 2017.

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28 Strong LTV / CAC Metrics Support Investment GMV (2013 to 2017A) S$133m Revenue (2013 to 2017A) S$110m Contribution margin S$29m Marketing Expenses ( Acq ) S$7.5m LTV (S$ per customer) S$672 CAC (S$ per customer) S$173 LTV/CAC 3.9x Marketing efficiency ratio (3) 23x / 19x $53,959 $81,726 $104,973 $121,341 $133,149 0 20,000 40,000 60,000 80,000 100,000 120,000 140,000 Y1A (2013) Y2A (2014) Y3A (2015) Y4A (2016) Y5A (2017) GMV - S$' 000 Cohort of 2013 (43,929) Customer Life Time Value (LTV) (1) & Customer Acquisition Cost (CAC) (2) Cumulative GMV – S$ (Y1 to Y5) Note: Cohort is defined as a group of total first time buyers wthin a specific period, per Reebonz’s management team (unaudited). (1) Customer Life Time Value is defined as cumulative gross profit generated by the respective cohort by Year 5. (2) Customer Acquisition Cost is defined as total acquisition costs divided by the number of first time buyers in the specific p eriod. (3) Marketing efficiency ratio is defined as 5 years GMV / Marketing Expenses and 5 year Revenue / Marketing Expenses respective ly. GMV (2012 to 2016A) S$123m Revenue (2012 to 2016A) S$102m Contribution margin S$25m Marketing Expenses ( Acq ) S$4.4m LTV (S$ per customer) S$562 CAC (S$ per customer) S$95 LTV/CAC 5.9x Marketing efficiency ratio (3) 28x / 23x $55,843 $78,564 $95,730 $111,461 $123,426 0 20,000 40,000 60,000 80,000 100,000 120,000 140,000 Y1A (2012) Y2A (2013) Y3A (2014) Y4A (2015) Y5A (2016) GMV - S$' 000 Cohort of 2012 (46,683)

29 Robust data - driven strategy to invest in high ROI countries, while maintaining a dominant position in the others Broadening base of products by optimizing mix of inventory sourcing and adding more SKUs through marketplaces, and individual sellers Continue to acquire more sellers and convert them to buyers, building upon the ecosystem strategy Growth in active buyer base achievable with investment in marketing and supported by strong LTV / CAC metrics Creating an omni - channel platform to attract other luxury retailers in the region Blockchain driven ecosystem enabling a unique and decentralized marketplace Multiple Predictable Drivers of Growth Opportunity / Revenue / Value Time

Leading Investors Have Backed Us for Years

Vertex Ventures

- Vertex Ventures is a global network of funds with teams in the U.S., South Asia, China, and Israel that combine local expertise with a global perspective
- Based in Singapore, Vertex is a subsidiary of Temasek Holdings

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GGV Capital

- Founded in 2000, GGV Capital is a venture capital firm that invests in entrepreneurs in the social/commerce, frontier tech and cloud/SaaS sectors
- GGV Capital has $3.8 billion in capital under management across eight funds and has invested in over 280 companies with more than 30 companies valued at $1+ billion

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Intel Capital

- Founded in 1991, Intel Capital is the corporate venture capital arm of Intel which seeks to make investments in innovative technology start-ups and companies
- Intel Capital has invested in $12.3 billion in 1,530 companies in 57 countries worldwide, and 660 portfolio companies have gone public or been acquired

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Mediacorp

- Founded in 1936, Mediacorp has the widest range of media platforms in Singapore spanning digital, television, radio and out-of-home media
- Today, Mediacorp has over 50 products and brands in four languages (English, Mandarin, Malay and Tamil), reaching out to virtually all adults in Singapore weekly

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Matrix Partners

- Founded in 1977, Matrix Partners is a venture capital firm that invests in software, mobile, financial tech and e-commerce sectors
- Matrix Partners has $4 billion in capital under management, and has had 110+ profitable acquisitions and 65+ initial public offerings

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Select Other Investors

- **Richard Ji:** Chief Investment Officer and Managing Partner of All Stars Investment
- **Richard Liu**: Early investor in Xiomi and Managing Director of Morningside Venture Capital
- **SGInnovate:** Builds research-based deep-tech startups from Singapore into high potential companies with global impact
- **FengHe Group:** Investment platform founded by John Wu (inaugural CTO of Alibaba Group) and Matt Hu (30 years of investment experience in Asia)
- **OCBC Bank:** Longest established Singapore bank

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Experienced Team Ready to Take Reebonz to the Next Level



Samuel Lim
Co-Founder, CEO

★ **Founded two previous start-ups:**
- **eFusion Pte Ltd (Fusion Mobile)**
  - Founded mobile content provider
  - Exited to a Malaysian firm in 2006
- **eFusion Solutions Pte Ltd**
  - Founded online direct sales platform for the banking and finance industry
  - Exited to a Singapore group in 2011

eFUSION solutions



Daniel Lim
Co-Founder
Chief Product Officer

★ **Founded previous start-up:**
- **Zuunbo.com**
  - Awarded seed funding by Singapore Management University Business Innovation Generator

Zuunbo.com



Benjamin Han
Co-Founder
Chief Marketing Officer

★ **Founded previous start-up:**
- **Zuunbo.com**
  - Awarded seed funding by Singapore Management University Business Innovation Generator

Zuunbo.com



Nupur Sadiwala
Chief Financial Officer

- More than 12 years in professional advisory services, including role as Head of Corporate Development at Reebonz

Goldman Sachs | Deloitte Consulting



Torres Oey
Chief Technology Officer

- **Experience**
  - More than 15 years in managerial position in IT and operations

eFUSION solutions | ASPIAL | i-One.net International



Cassie Mah
Chief Operating Officer and Head of Sales

- **Experience**
  - More than 20 years in senior position in operations and marketing

ibc an informa business | eFUSION solutions



Lynn Ng
Head of Operations

- **Experience**
  - More than 20 years of years of experience in operations and marketing

ibc an informa business | eFUSION solutions



Evelyn Lim
Financial Controller

- **Experience**
  - More than 15 years in finance and accounting; FCCA (UK) & Chartered Accountant (Singapore)
  - Former Senior Finance Manager of Singapore-Listed Declout Limited

declout | RSM

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32 Transaction Overview

33 Transaction Overview  Reebonz and Draper Oakwood have signed a definitive business combination agreement (“BCA”) , pursuant to which DOTA and Reebonz will become subsidiaries of a newly created Cayman Islands exempted company, DOTA Holdings Limited, which will, following the closing, be renamed Reebonz Holding Limited  The combined company will apply to be listed on the NASDAQ  All proceeds net of expenses used to drive growth and fund working capital  Transaction is expected to close in Q4 2018 Valuation & Structure  Implied post transaction Enterprise Value of approximately $287m based on a per - share price of $10.26 per share (1)  Reebonz equity holders will roll 100% of their equity, resulting in what is currently anticipated to be approximately 70% pro forma ownership, as set forth on following pages (subject to the specified assumptions)  Attractive valuation of 2.8x 2018E revenue and 2.0x 2019E revenue representing discounts to medians for select comparable companies of 31% and 41% for 2018 and 2019, respectively Management Performance Plan and Earnout Shares  Drives full alignment between shareholders and management to drive growth and value creation  Up to a total of 1.5m shares to be issued to participating management team members under the Management Performance Plan and up to another 1.0m shares to be issued to Reebonz equity holders under the Earnout, both of which are subject to the Company achieving certain revenue and stock performance thresholds for and during 2019 and 2020 Management & Board  Existing Reebonz executive team will retain current positions  Board of Directors will have 5 directors, consisting of 2 directors designated prior to closing by DOTA and 3 directors designated prior to closing by Reebonz Summary (1) $10.26 share price is estimated as of October 31, 2018, assuming the effect of the three - month extension of the SPAC at Septembe r 14, 2018, an estimate of additional interest earned through that period, no redemptions from Public Stockholders prior to Closing and that, after public stockholder redemptions in connection with the c los ing, DOTA has cash in the trust fund and from other sources after payment of expenses and other obligations of approximately $49.0 million. See page 34 for further details.

Pro Forma Capitalization and Ownership

Transaction Overview ($m)

Diluted Shares Outstanding (millions)	**27.2**
Implied Price Per Share[1]	$10.26
Implied Market Capitalization	$278.8
Estimated Pro Forma Net Debt[2]	8.1
Enterprise Value	**$286.9**
Implied 2018E Revenue Multiple	**2.8x**
Discount to comparables median	*31.2%*
Implied 2019E Revenue Multiple	**2.0x**
Discount to comparables median	*41.2%*

Transaction Cash Sources & Uses ($m)

Sources[3]	
SPAC cash in trust (assuming no redemptions)	$59.0
Total Cash Sources	**$59.0**

Uses	
Cash to Company balance sheet	$49.0
Estimated Transaction Expenses	10.0
Total Cash Uses	**$59.0**

Pro Forma Summary of Ownership Post-Closing[4]

Security Holders	Shares	%
Reebonz Equityholders & Management Team[5]	19.0	69.9%
DOTA Public Shareholders (including rights)	6.3	23.3%
DOTA Sponsors	1.7	6.4%
Underwriter IPO Shares	0.1	0.4%
Total Shares Outstanding	**27.2**	**100.0%**

(1) $10.26 is estimated as of October 31, 2018, assumes the effect of the three-month extension of the SPAC at September 14, 2018 and an estimate of interest earned through the end of that period.
(2) Includes $57.0m of net debt as of Q2 2018 (translated at 0.73 USD exchange rate) and assumed $49.0m estimated post-transaction cash balance.
(3) The amounts from the various sources of cash may change based on (i) the amount of Public Stockholder redemptions prior to Closing, (ii) investor interest in the Acquisition and (iii) the then current markets for equity and debt financing. Amount estimated as of October 31, 2018 and assumes no redemptions from Public Stockholders prior to Closing.
(4) Excludes any shares that may be issued pursuant to the Management Participation Plan and Shareholder Earnout. Includes issuances of 1/10th of a share for each right at the Closing. Excludes all unexercised out-of-the-money options and warrants and awards reserved for issuance under the new Pubco Omnibus Equity Incentive Plan.
(5) Includes in-the-money options on a converted basis using the treasury stock method. Stock issuance to management subject to vesting and other conditions determined by the compensation committee. Includes shares subject to the 10% indemnification holdback and that will not be issued until 12 months after the closing (to the extent not used for indemnification).

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35 45.5% 59.7% 56.0% 31.2% 30.9% 28.3% 27.2% 27.1% 24.7% 22.7% 19.0% 17.4% 17.1% 8.5% 42.0% 67.2% 52.9% 44.9% 42.2% 33.7% 32.8% 30.9% 27.1% 22.7% 21.2% 20.7% 19.0% 5.6% Near - Term Growth Above the Peer Average Source: Company presentation, public filings and Wall Street consensus estimates as of September 17, 2018. 2019E Revenue Growth 2019E GMV Growth Median = 27.1% Median = 30.9% Mean = 32.4 % Mean = 28 .5%

36 2.0x 9.9x 7.6x 5.5x 5.3x 5.2x 3.4x 3.4x 3.3x 3.1x 1.9x 1.7x 1.6x 1.5x 2.8x 13.2x 10.1x 8.4x 7.6x 7.5x 5.6x 4.1x 3.9x 3.3x 2.4x 2.1x 2.1x 1.8x Discounted Valuation Relative to Peers EV / 2018E Revenue EV / 2019E Revenue Median = 4.1 x Median = 3.4x Mean = 5.5 x Mean = 4.1x Discount to Median: 31.2 % Discount to Median: 41.2 % Source: Company presentation, public filings and Wall Street consensus estimates as of September 17, 2018.

37 Appendix

Equity Capitalization and Earnout Structure

Earnout Structure

- Additional equity consideration to Reebonz shareholders and management team under the Earnout provisions of the definitive agreement and the Management Performance Plan in the event consolidated revenue and stock performance exceed certain thresholds:
  - 500,000 shares issued to Reebonz shareholders under the Earnout and 750,000 issued to participating Reebonz management team members under the Management Performance Plan, in the event that current revenue projections for 2019 are achieved and the closing price of the Company's stock equals or exceeds $11.50 per share for any 20-day trading period within a 30-day period during the calendar year 2019
  - Additional 500,000 shares issued to Reebonz shareholders under the Earnout and 750,000 issued to participating Reebonz management team members under the Management Performance Plan, in the event that current revenue projections for 2020 are achieved and the closing price of the Company's stock equals or exceeds $13.00 per share for any 20-day trading period within a 30-day period during the calendar year 2020
- If the revenue targets for 2019 and 2020 are met, but the stock price thresholds in that same respective year are not met but then achieved in the following year, the shares will be paid once those stock price targets are met in 2020 or 2021, respectively

Summary of Equity Capitalization with Earnout

	No Earnout / Management Performance Plan		Full Earnout / Management Performance Plan	
	Shares	%	Shares	%
Common Shares				
Reebonz Equityholders & Management Team[(1)]	19.0	69.9%	21.5	72.5%
DOTA Public Shareholders (including rights)	6.3	23.3%	6.3	21.3%
DOTA Sponsors	1.7	6.4%	1.7	5.9%
Underwriter UPO Shares	0.1	0.4%	0.1	0.4%
Total Shares Outstanding	**27.2**	**100.0%**	**29.7**	**100.0%**

(1) Includes in-the-money options on a converted basis using the treasury stock method. Stock issuance to management subject to vesting and other conditions determined by the compensation committee. Includes shares subject to the 10% indemnification holdback and that will not be issued until 12 months after the closing (to the extent not used for indemnification). Includes issuances of 1/10th of a share for each right at the Closing. Excludes all unexercised out-of-the-money options and warrants and awards reserved for issuance under the new Pubco Omnibus Equity Incentive Plan. Assumes no redemptions of DOTA public stockholders at the closing. Assumes a redemption price of $10.26 per share and net debt of $57.0 million.

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Income Statement

(S$ in Millions)	Historical Audited					Projections[1]	
	FY 2013 A	FY 2014 A	FY 2015 A	FY 2016 A	FY 2017 A	FY 2018 E	FY 2019 E
Total GMV	109	145	253	341	347	292	424
Revenue	86	116	174	176	150	140	199
Cost of Revenue	62	90	131	131	108	99	138
Gross Profit	**24**	**25**	**43**	**45**	**42**	**41**	**61**
Gross Margin	*28%*	*22%*	*25%*	*26%*	*28%*	*29%*	*31%*
Operating Expenses							
Fulfillment Expenses	16	18	25	26	25	23	31
Marketing Expenses	10	12	17	13	11	11	18
Technology and Content Expenses	4	5	8	7	7	5	6
General and Administrative Expenses / Government Grant	11	13	19	22	15	13	14
Operating Loss	**(18)**	**(22)**	**(25)**	**(23)**	**(16)**	**(11)**	**(7)**
Other Income/ (Expenses)	(2)	(2)	(4)	(1)	(1)		
Finance Income/ (Costs)	0	(1)	(1)	(2)	(4)		
Change in Fair Value of Warrants/ Contingently Redeemable Convertible Preference Shares	12	(72)	(80)	82	97		
(Loss) / Profit Before Tax	**(7)**	**(97)**	**(110)**	**55**	**76**		
Tax Expense	(0)	(0)	(0)	(0)	(0)		
(Loss) / Profit for the Year	**(7)**	**(97)**	**(110)**	**55**	**76**		
Reconciliation from Historical (Loss) / Profit for the Year to Adjusted EBITDA							
(Loss) / Profit for the Year	**(7)**	**(97)**	**(110)**	**55**	**76**		
Finance Income / (Costs)	(0)	1	1	2	4		
Depreciation & Amortization	2	2	2	2	3		
Tax Expenses	0	0	0	0	0		
Change in Fair Value of Warrants/ Convertible Preference Shares	(12)	72	80	(82)	(97)		
Foreign Exchange Losses, Net	2	2	4	1	1		
Employee Share Option Expenses	0	0	3	3	1		
Others	1	0	1	4	0		
Adj. EBITDA	**(15)**	**(20)**	**(20)**	**(14)**	**(11)**	**(7)**	**(3)**
Adj. EBITDA Margin	*(18%)*	*(17%)*	*(11%)*	*(8%)*	*(7%)*	*(5%)*	*(1%)*

Note: FY2014A and FY2015A audited financials have been restated.
(1) Projections for 2018 and 2019 are preliminary and subject to change.

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Balance Sheet

(S$ in million)	Actual Dec 31, 2016	Actual Dec 31, 2017	Expected Jun 30, 2018
Assets			
Current Assets			
Cash and Cash Equivalents	17	10	7
Trade and Other Receivables	6	6	6
Inventories	33	30	30
Other	7	5	5
Total Current Assets	**64**	**51**	**48**
Non-Current Assets			
Property and Equipment	27	39	38
Leasehold Land	7	7	7
Other	5	5	4
Total Non-Current Assets	**39**	**50**	**49**
Total Assets	**103**	**101**	**97**
Liabilities			
Current Liabilities			
Interest-Bearing Loans and Borrowings	32	40	61
Trade and Other Payables	17	14	12
Other	6	6	5
Total Current Liabilities	**55**	**61**	**78**
Non-Current Liabilities			
Interest-Bearing Loans and Borrowings	37	39	24
Convertible Preference Shares	174	77	77
Other	2	3	3
Total Non-Current Liabilities	**213**	**119**	**104**
Total Liabilities	**268**	**179**	**182**
Shareholders' Deficit and Liabilities			
Total Shareholders' Deficit	**(165)**	**(78)**	**(85)**
Total Shareholders' Deficit and Liabilities	**103**	**101**	**97**

Note: 2018 financial results are preliminary and subject to change; Q2 2018 results are unaudited. Convertible preference shares will converted to common shares at closing. The Company has venture debt term loan in the amount of S$4 million, 1-month Singapore Swap Offer rate or the prevailing 1-month cost of funds +1.75%, granted in September 2014; trust receipts facilities in the amount of S$10 million, UOB's cost of funds or applicable Swap Offer Rate + 1.50%, granted in December 2013, and increased to S$40 million in September 2014; 22-year term loan of S$25.7 million, comprising two tranches of S$5.7 million and S$20 million each, 1-month Swap Offer rate or prevailing 1-month cost of funds +1.50%, granted in September 2014, and increased to S$25.8 million comprising two tranches of S$5.8 million and S$20 million each in November 2014; Term Loan of S$2.4 million, applicable 1-month Swap Offer rate or the prevailing 1-month cost of funds +1.75%, granted in July 2017; Trade facility for import Bills Receivables Purchase with a total limit of S$5 million, granted in November 2014; Term loan facility of S$15 million granted in November 2015.

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